Exhibit 99.1.3

NIGEL J. HARRISON,

VOTING REPRESENTATIVE

c/o First Community Bank, N.A.

14200 Gulf Freeway

Houston, Texas 77034

June 28, 2005

Dear Shareholder:

For your information, I have enclosed the Notice of Special Meeting of Shareholders of First Community Capital Corporation to be held on July 29, 2005 at 10:00 a.m. at the main office of First Community Bank, N.A., 14200 Gulf Freeway, Houston, Texas 77034. Also enclosed is a Proxy Statement—Prospectus which describes in detail the actions to be taken at that meeting.

As you know, your shares of First Community stock are subject to the terms of the First Community Capital Corporation Voting and Stock Restriction Agreement dated and effective as of June 29, 1995. Accordingly, your shares of First Community stock will be voted at the shareholders meeting by the voting representatives pursuant to the provisions of the Voting Agreement.

We are asking that you provide the voting representatives with instructions as to how to vote the shares held by you at the special meeting. You may provide your voting instructions by mailing us your completed and signed voting instruction in the form enclosed. You may also attend the special meeting and provide your voting instruction in person. However, whether or not you plan to attend the special meeting, we urge you to sign, date and return the enclosed voting instruction. You can revoke your voting instruction at any time before the voting representatives have voted the shares subject to the Voting Agreement by sending a written notice revoking the voting instruction or a later-dated voting instruction to the voting representatives, or by attending the meeting and providing a new voting instruction in person.

The board of directors of First Community (which includes all of the voting representatives) believes that the merger and the sale of the San Antonio bank, as described in the accompanying Proxy Statement-Prospectus, are in your best interests. The board therefore unanimously recommends that you instruct the voting representatives to vote FOR the proposal to approve the merger pursuant to the Agreement and the sale of the San Antonio bank pursuant to the San Antonio Agreement. The voting representatives will vote the shares covered by the Voting Agreement in the manner directed by the holders of a majority of the shares entitled to vote on each respective item for which voting instructions have been timely received.

Your vote is important. No matter how many shares you own, please mark, sign and promptly return your voting instruction form today in the enclosed envelope.

Very truly yours,

Nigel J. Harrison,

Voting Representative

VOTING INSTRUCTION

FIRST COMMUNITY CAPITAL CORPORATION

HOUSTON, TEXAS

This Voting Instruction is solicited by the Voting Representatives for use in connection with the

Special Meeting of Shareholders on July 29, 2005

Voting Instruction

The undersigned shareholder of First Community Capital Corporation (“First Community”) hereby instructs Linn C. Eignus, Robert A. Ferstl, Louis F. Goza, Nigel J. Harrison, Thomas R. Johnson, Kenneth A. Love, Richard L. Waggoner and Charles L. Whynot, as voting representatives under the First Community Capital Corporation Voting and Stock Restriction Agreement (as amended and restated), dated as of June 29, 1995 (the “Voting Agreement”), to vote the number of shares of common stock and/or preferred stock of First Community owned by the undersigned and subject to the Voting Agreement at the Special Meeting of Shareholders of First Community to be held at 10:00 a.m., local time, at the offices of First Community Bank, N.A., 14200 Gulf Freeway, Houston, Texas 77034, on July 29, 2005, and at any adjournments or postponements thereof (the “Meeting”), with respect to the proposals described in the Proxy Statement-Prospectus and the Notice of Special Meeting of Shareholders, both dated June 24, 2005, timely receipt of which is acknowledged, in the manner specified below.

1.	Proposal to approve the Agreement and Plan of Reorganization (the “Merger Agreement”) dated September 1, 2004, as amended on November 30, 2004, by and between First Community and Wells Fargo & Company (“Wells Fargo”), pursuant to which a wholly owned subsidiary of Wells Fargo will merge into First Community and First Community will become a wholly owned subsidiary of Wells Fargo, as described in the Proxy Statement-Prospectus.

For  ☐                                Against  ☐                                Abstain  ☐

2.	Proposal to ratify the sale of all of the capital stock of First Community Bank San Antonio, N.A. pursuant to a Stock Purchase Agreement (the “San Antonio Agreement”) dated November 3, 2004 by and between First Community Capital Corporation of Delaware, Inc. and FC Holdings, Inc. as described in the Proxy Statement-Prospectus.

For  ☐                                Against  ☐                                Abstain  ☐

The voting representatives may vote the shares of First Community stock as they see fit in their best judgment for any matter that properly comes before the Meeting. However, for purposes of the merger pursuant to the Merger Agreement and the sale of the San Antonio bank pursuant to the San Antonio Agreement, the voting representatives will vote all the shares subject to the Voting Agreement in the manner directed by the holders of a majority of the shares entitled to vote on each respective item for which voting instructions have been timely received. Holders of both common stock and preferred stock are entitled to vote on the Merger Agreement while only holders of common stock may vote with respect to the San Antonio Agreement.

If you properly execute this Voting Instruction but fail to indicate your voting instructions, your shares will be voted FOR approval of the Merger Agreement and FOR approval of the San Antonio Agreement. If you either fail to submit this Voting Instruction or abstain from voting, this will have the same effect as an instruction to the voting representatives to vote against the approval of the Merger Agreement and the San Antonio Agreement.

(Continued on Reverse Side)

Termination of Voting Agreement

The terms of the Voting Agreement provide that the Voting Agreement may be terminated upon the written consent of the shareholders holding at least 67% of the First Community stock subject to the Voting Agreement. By instructing the voting representatives to vote FOR approval of the Merger Agreement and returning a signed Voting Instruction you are giving your consent to terminate the Voting Agreement effective upon completion of the merger pursuant to the Merger Agreement. If you execute this Voting Instruction but do not indicate your voting instructions, you will be giving your consent to terminate the Voting Agreement effective upon completion of the merger. If you either fail to submit this Voting Instruction or abstain from voting on both items, this will mean that you do not consent to the termination of the Voting Agreement. If the merger is not completed, your consent to terminate the Voting Agreement will be of no effect and the Voting Agreement will continue under its original terms.

Please date and sign exactly as your name appears on the certificates representing your shares of stock of First Community subject to the Voting Agreement. If shares are held jointly, each shareholder must sign. When signing as attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

(Signature of Shareholder)

(Signature of Shareholder)

Dated , 2005

THIS VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE VOTING REPRESENTATIVES AND MAY BE REVOKED BY THE SHAREHOLDER AT ANY TIME BEFORE THE SHARES ARE VOTED BY SUBMITTING A VOTING INSTRUCTION BEARING A LATER DATE OR A WRITTEN NOTICE OF REVOCATION TO THE VOTING REPRESENTATIVES OR BY ATTENDING THE MEETING AND PROVIDING A NEW VOTING INSTRUCTION IN PERSON. PLEASE COMPLETE, SIGN, DATE AND RETURN THE VOTING INSTRUCTION PROMPTLY.